                                                                   Exhibit 10.12


                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is dated January 31, 2007, to take effect as of the Closing Date referred to in Section 1 hereof, between Castlewood Holdings Limited, a Bermuda corporation ("Company"), Castlewood (US) Inc., a Delaware corporation ("Castlewood (US)"), and John J. Oros ("Executive").

                                   BACKGROUND

          Company and Castlewood (US) desire to employ Executive, and Executive desires to be an employee of Company and Castlewood (US), on the terms and conditions contained in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                      TERMS

1. CAPACITY AND DUTIES

     1.1 EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. Company and Castlewood (US) hereby employ Executive and Executive hereby agrees to be employed by Company and Castlewood (US) for the period and upon the terms and conditions hereinafter set forth. Effective on the Closing Date, as defined in the Agreement and Plan of Merger, dated on or about May 23, 2006 and amended on November 21, 2006 (the "Merger Agreement"), among Company, CWMS Merger Corp., a Georgia corporation and a direct wholly-owned subsidiary of Company, and The Enstar Group, Inc. ("Enstar"), a Georgia corporation, the Employment Agreement between Enstar and Executive dated March 2, 2000 and any other employment agreements between Executive and Enstar or any affiliate thereof are hereby terminated and the rights and obligations of each party shall be governed by this Agreement. For the avoidance of doubt, the consummation of the transactions contemplated in the Merger Agreement shall not be a "Change in Control" for purposes of this Agreement. In the event the Merger Agreement is terminated pursuant to the provisions thereof, this Agreement shall become void and shall have no effect, and the terms of the Employment Agreement, as dated March 2, 2000 and as in effect immediately prior to the execution of this Agreement shall continue in full force and effect.

     1.2 CAPACITY AND DUTIES.

          (a) Executive shall serve as Executive Chairman of Company, and shall perform such duties and shall have such authority consistent with his position as may from time to time be specified by the Board of Directors of Company. Executive shall report directly to the Board of Directors of Company and his principal place of business shall be Company's office in Bermuda. It is recognised that extensive travel may be necessary or appropriate in connection with the performance of Executive's duties as Executive Chairman of Company. Executive shall not conduct any business in the United States in his capacity as Executive Chairman of the Company.

          Executive shall also serve as Executive Chairman of Castlewood (US), and shall perform such duties and shall have such authority consistent with his position as may from time to time be specified by the Board of Directors of Castlewood (US). Executive shall report directly to the Board of Directors of Castlewood (US) and his principal place of business shall be Company's office in New York City.

          (b) Executive shall devote 50% of his full working time (at least 70 hours per month including travel time and including paid vacation as provided in
Section 3.4), energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with Company's and Castlewood (US)'s rules and policies and will faithfully and diligently further the business and interests of Company and Castlewood (US). Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than Company and Castlewood (US) without the prior written consent of Company and Castlewood (US), which consent may be granted or withheld in the reasonable discretion of the Board of Directors of Company and Castlewood (US). Notwithstanding anything herein to the contrary, nothing shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) serving as an officer or director of J.C. Flowers & Co. LLC and its affiliates,
(iii) engaging in charitable, community and other business affairs, and (iv) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his responsibilities and duties hereunder.

2. TERM OF EMPLOYMENT

     2.1 TERM. The term of Executive's employment hereunder shall be five years commencing on the Closing Date, as further extended or unless sooner terminated in accordance with the other provisions hereof (the "Term"). Except as hereinafter provided, on the fifth anniversary of the commencement date and on each subsequent anniversary thereof, the Term shall be automatically extended for one year unless either party shall have given to the other party written notice of termination of this Agreement at least 120 days prior to such anniversary. If written notice of termination is given as provided above, Executive's employment under this Agreement shall terminate on the last day of the Term.


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3. COMPENSATION

     3.1 BASIC COMPENSATION. As compensation for Executive's services, during the first twelve months of the Term, Castlewood (US) shall pay to Executive a salary at the annual rate of $282,500 payable in periodic installments in accordance with Castlewood (US)'s regular payroll practices in effect from time to time. For each subsequent twelve-month period of Executive's employment hereunder, Executive's salary shall be in the amount of his initial annual salary with such increases as may be established by the Board of Directors of Castlewood (US) in consultation with Executive, provided that the increase in base salary with respect to each subsequent twelve-month period shall not be less than the product of Executive's base salary multiplied by the annual percentage increase in the retail price index (expressed as a decimal) for the United States, as reported in the most recent report of the U.S. Department of Labor for the preceding twelve-month period. The resulting base salary will be a percentage of the annual base salary of the Chief Executive Officer of the Company with the guideline for such percentage being 50% but this can be varied by the Compensation Committee of the Company. Once increased, Executive's annual salary cannot be decreased without the written consent of Executive. Executive's annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as his "Base Salary."

     3.2 PERFORMANCE BONUS. Executive shall, following the completion of each fiscal year of Company during the Term, be eligible for a performance bonus in accordance with the performance bonus plan established by Company; it being understood that Executive's performance bonus opportunity will be a percentage of the performance bonus opportunity of the Chief Executive Officer of the Company with the guideline for this percentage being 50% but this can be varied by the Compensation Committee of the Company. Executive shall also be eligible for additional equity and other incentive awards, at a level commensurate with his position of Executive Chairman and in accordance with the policies and practices of Company; it will be a percentage of the equity and other incentive award opportunity afforded the Chief Executive Officer of the Company with the guideline for this percentage being 50% but this can be varied by the Compensation Committee of the Company.

     3.3 EMPLOYEE BENEFITS. During the Term, Executive shall be entitled to participate in Castlewood (US)'s 401(k) plan and to receive the medical, dental and long term disability coverage under Castlewood (US)'s benefit plans, as Castlewood (US) may provide from time to time, and such other benefits that Castlewood (US) makes available to its senior management and, to the extent Executive's entitlement does result in a duplication of benefits, Company makes available to its senior management. In addition, during the Term Executive shall be entitled to and Castlewood (US) shall provide or cause to be provided to Executive the following:

          (a) a life insurance policy in the amount of five times Executive's Base Salary, provided that Executive assists Company in the procurement of such policy


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(including, without limitation, submitting to any required physical examinations and completing accurately any applicable applications and or questionnaires);

          (b) fully comprehensive medical and dental coverage under Castlewood
(US)'s benefit plan for Executive, his spouse and dependents and an annual medical examination for same;

          (c) long term disability coverage, including coverage for serious illness, and full compensation paid by Castlewood (US) during the period up to and until Executive begins receiving benefits under such long term disability plan. In the event that the generally applicable group long-term disability plan contains a limitation on benefits that would result in Executive's being entitled to benefit payments under such plan which are less than 50% of his salary, Castlewood (US) shall provide Executive with an individual disability policy paying a benefit amount that, when coupled with the group policy benefit payable, would provide Executive with aggregate benefits in connection with his long-term disability equal to 50% of such salary (provided that, if an individual policy can not be obtained for such amount on commercially reasonable rates and on commercially reasonable terms, Castlewood (US) shall provide Executive with a policy providing for the greatest amount of individual coverage that is available on such standard terms and rates). Provision of any individual disability policy will also be contingent upon Executive being able to be insured at commercially reasonable rates and on commercially reasonable terms and upon Executive assisting Castlewood (US) in the procurement of such policy (including, without limitation, submitting to any required physical examinations and completing accurately any applicable applications and or questionnaires); and

          (d) payment from Castlewood (US) of an amount equal to 10% of Executive's Base Salary, less an amount, if any, equal to non-elective employer contributions made to Castlewood (US)'s 401(k) plan for the benefit of Executive, each year to Executive as contribution to his pension plans.

     3.4 VACATION. During the Term, Executive shall be entitled to a paid vacation of 15 days per year (including 15 days during 2006).

     3.5 EXPENSE REIMBURSEMENT. Castlewood (US) shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties under this Agreement in accordance with its regular reimbursement policies as in effect from time to time.

4. TERMINATION OF EMPLOYMENT

     4.1 DEATH OF EXECUTIVE. If Executive dies during the Term, and for the year in which Executive dies, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Castlewood
(US) shall pay Executive's estate on the date set forth in such plan an amount equal to the bonus that Executive would have received had he been employed by Company or one of


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
its affiliates for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. In addition, Executive's spouse and dependents (if any) shall be entitled for a period ending on December 31 of the second calendar year commencing on the date of termination, to continue to receive medical benefits coverage (as described in Section 3.3) at Castlewood's expense if and to the extent Castlewood (US) was paying for such benefits for Executive's spouse and dependents at the time of Executive's death.

     4.2 DISABILITY. If Executive is or has been materially unable for any reason to perform his duties hereunder for 120 days during any period of 150 consecutive days, Company and Castlewood (US) shall have the right to terminate Executive's employment upon 30 days' prior written notice to Executive at any time during the continuation of such inability. In the event of termination under this Section 4.2, (a) Castlewood (US) shall thereafter be obligated to continue to pay Executive's Base Salary for a period of 36 months, periodically in accordance with Castlewood (US)'s regular payroll practices, unless Executive is at such time a "specified employee" for purposes of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended, in which event payment shall not commence until the first business day after the six month anniversary of such termination of employment, at which time the amounts that would otherwise have been paid during such six months shall be paid in a lump sum, and
(b) Castlewood (US), on the 10th day following the date of termination, shall pay any other amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. The amount of payments to Executive under disability insurance policies paid for by Castlewood (US) shall be credited against and shall reduce the Base Salary otherwise payable by Castlewood (US) following termination of employment. If, for the year in which Executive's employment is terminated pursuant to this Section 4.2, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Castlewood (US) shall pay Executive an amount equal to the bonus that Executive would have received had he been employed by Company and Castlewood (US) for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365; such amount shall be paid on the date set forth in such bonus plan or, if later and if required to comply with Section 409A, on the first business day after the six month anniversary of such termination of employment. Executive shall be entitled for a period ending on December 31 of the second calendar year commencing on the date of termination, to continue to receive at Castlewood (US)'s expense medical benefits coverage (as described in Section 3.3) for Executive and Executive's spouse and dependents (if any) if and to the extent Castlewood (US) was paying for such benefits to Executive and Executive's spouse and dependents at the time of such termination.

     4.3 TERMINATION FOR CAUSE. Executive's employment hereunder shall terminate immediately upon notice that the Board of Directors of Company is terminating Executive for Cause (as defined herein), in which event Company and Castlewood
(US) shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) that have been fully earned by,


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
but not yet paid to, Executive under this Agreement as of the date of such termination. "Cause" shall mean (a) fraud or dishonesty in connection with Executive's employment that results in a material injury to Company, (b) conviction of any felony or crime involving fraud or misrepresentation or (c) after Executive has received written notice of the specific material and continuing failure of Executive to perform his duties hereunder (other than death or disability) and has failed to cure such failure within 30 days of receipt of the notice, or (d) material and continuing failure to follow reasonable instructions of the Board of Directors of Company or Castlewood (US) after Executive has received prior written notice of the specific material and continuing failure to follow instructions and has failed to cure such failure within 30 days of receipt of the notice.

     4.4 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.

          (a) If (1) Executive's employment is terminated by Company or Castlewood (US) for any reason other than Cause or the death or disability of Executive, or (2) Executive's employment is terminated by Executive for Good Reason (as defined herein):

               (i) Castlewood (US) shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination;

               (ii) Castlewood (US) shall pay Executive a lump sum amount equal to three times the Base Salary payable to him on the 10th day following the date of such termination or if Executive is at such time a "specified employee" for purposes of Section 409A, on the first business day following the six month anniversary of such termination;

               (iii) Executive shall be entitled to continue to receive medical benefits coverage (as described in Section 3.3) for Executive and Executive's spouse and dependents (if any) at Castlewood (US)'s expense for a period ending on December 31 of the second calendar year commencing on the date of termination;

               (iv) Anything to the contrary in any other agreement or document notwithstanding, each outstanding equity incentive award granted to Executive before, on or within three years after the Closing Date shall become immediately vested and exercisable on the date of such termination; and

               (v) In addition, if, for the year in which Executive is terminated, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Castlewood (US) shall pay an amount equal to the bonus that Executive would have received had he been employed by Company or Castlewood (US) for the full year; such amount shall be paid on the date set forth in such bonus plan or, if later and if required to comply with Section 409A, on the first business day after the six month anniversary of such termination of employment.


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
          (b) Upon making the payments described in this Section 4.4, Company and Castlewood (US) shall have no further obligation to Executive under this Agreement.

          (c) "Good Reason" shall mean the following:

               (i) material breach of Company's or Castlewood (US)'s obligations hereunder, provided that Executive shall have given written notice thereof to Company or Castlewood (US), as applicable, and Company and Castlewood (US) shall have failed to remedy the circumstances within 30 days;

               (ii) in respect of Company, the relocation of Executive's principal business office outside of Bermuda without the Executive's prior agreement and, in respect of Castlewood (US), the relocation of Executive's principal business office outside of New York City without the Executive's prior agreement; or

               (iii) any material reduction in Executive's duties or authority.

     4.5 CHANGE IN CONTROL.

          (a) If, during the Term, there should be a Change of Control (as defined herein), and within 1 year thereafter either (i) Executive's employment should be terminated for any reason other than for Cause or (ii) Executive terminates his employment for Good Reason (as defined in Section 4.4):

               (i) Castlewood (US) shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination;

               (ii) Castlewood (US) shall pay Executive a lump sum amount equal to three times Executive's then current Base Salary on the 10th day following the date of such termination or if Executive is at such time a "specified employee" for purposes of Section 409A, on the first business day after the six month anniversary of such termination;

               (iii) Executive shall be entitled to continue to receive medical benefits coverage (as described in Section 3.3) for Executive and Executive's spouse and dependents (if any) at Castlewood (US)'s expense for a period of ending on December 31 of the second calendar year commencing on the date of termination;

               (iv) Anything to the contrary in any other agreement or document notwithstanding, each outstanding equity incentive award granted to Executive before, on or after the date hereof shall become immediately vested and exercisable on the date of such termination; and

               (v) In addition, if, for the year in which Executive is terminated, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Castlewood (US) shall pay an amount equal to the bonus that Executive would have received had he been employed by Company or Castlewood (US) for the full year; such amount shall be paid on the date set forth in such bonus plan or, if later and if required to comply with Section 409A, on the first business day after the six month anniversary of such termination of employment.

          (b) Upon making the payments described in this Section 4.5, Company and Castlewood (US) shall have no further obligation to Executive under this Agreement.

          (c) A "Change in Control" shall mean:

               (i) the acquisition by any person, entity or "group" required to file a Schedule 13D or Schedule 14D-1 under the Securities Exchange Act of 1934 (the "1934 Act") (excluding, for this purpose, Company, its subsidiaries, any employee benefit plan of Company or its subsidiaries which acquires ownership of voting securities of Company, and any group that includes Executive) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 50% or more of either the then outstanding ordinary shares or the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors;

               (ii) the election or appointment to the Board of Directors of Company, or resignation of or removal from the Board, of directors with the result that the individuals who as of the date hereof constituted the Board (the "Incumbent Board") no longer constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose appointment, election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

               (iii) approval by the shareholders of Company of: (i) a reorganization, merger or consolidation by reason of which persons who were the shareholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of Company or the sale, transfer, lease or other disposition of all or substantially all of the assets of Company (whether such assets are held directly or indirectly).

5. RESTRICTIVE COVENANTS

     5.1 RESTRICTIVE COVENANTS.


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
     (a) Executive acknowledges that he is one of a small number of key executives and that in such capacity, he will have access to confidential information of Company and its affiliates and will engage in key client relationships on behalf of Company and that it is fair and reasonable for protection of the legitimate interests of Company and the other key executives of Company that he should accept the restrictions described in Exhibit A hereto.

     (b) Promptly following Executive's termination of employment, Executive shall return to Company all property of Company, and all documents, accounts, letters and papers of every description relating to the affairs and business of Company or any of its subsidiaries, and copies thereof in Executive's possession or under his control.

     (c) Executive acknowledges and agrees that the covenants and obligations of Executive in Exhibit A and this Section 5.1 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in Exhibit A and this Section 5.1. These injunctive remedies are cumulative and are in addition to any other rights and remedies Company may have at law or in equity.

     (d) Executive agrees that if he applies for, or is offered employment by (or is to provide consultancy services to) any other person, firm, company, business entity or other organization whatsoever (other than an affiliate of Company) during the restriction periods set forth in Exhibit A, he shall promptly, and before entering into any contract with any such third party, provide to such third party a full copy of Exhibit A and this Section 5.1 in order to ensure that such other party is fully aware of Executive's obligations hereunder.

     5.2 INTELLECTUAL PROPERTY RIGHTS. Executive recognizes and agrees that Executive's duties for Company or Castlewood (US) may include the preparation of materials, including written or graphic materials for Company, Castlewood (US) or their affiliates, and that any such materials conceived or written by Executive shall be done within the scope of his employment as a "work made for hire." Executive agrees that because any such work is a "work made for hire," Company (or the relevant affiliate of Company) will solely retain and own all rights in said materials, including rights of copyright. Executive agrees to disclose and assign to Company his entire right, title and interest in and to all inventions and improvements related to Company's business or to the business of Company's affiliates (including, but not limited to, all financial and sales information), whether patentable or not, whether made or conceived by him individually or jointly with others at any time during his employment by Company or Castlewood (US) hereunder. Such inventions and improvements are to become and remain the property of Company and Executive shall take such actions as are reasonably necessary to effectuate the foregoing.



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
6. MISCELLANEOUS

     6.1 KEY EMPLOYEE INSURANCE. Company and Castlewood (US) shall each have the right at their own expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which either Company or Castlewood (US), as applicable, shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.

     6.2 INDEMNIFICATION/LITIGATION. Company and Castlewood (US) shall indemnify and defend Executive against all claims arising out of Executive's activities as an officer or employee of Company, Castlewood (US) or their affiliates to the fullest extent permitted by law and under Company's and Castlewood (US)'s organizational documents. At the request of Company, Executive shall during and after the Term render reasonable assistance to Company in connection with any litigation or other proceeding involving Company or any of its affiliates. Company shall provide reasonable compensation to Executive for such assistance rendered after the Term.

     6.3 NO MITIGATION. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of his employment hereunder.

     6.4 SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof.

     6.5 ASSIGNMENT; BENEFIT. This Agreement shall not be assignable by Executive, and shall be assignable by Company and Castlewood (US) only with Executive's consent and only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company or Castlewood (US) in the business or substantially all of the business presently operated by it. Any Change in Control is deemed an assignment. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

     6.6 NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by facsimile, receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that


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
nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

          (a) If to Company:

              Castlewood Holdings Limited
              P.O. Box HM 2267
              Windsor Place, 3rd Floor
              18 Queen Street
              Hamilton, HM JX
              Bermuda

              Attention:  Paul O'Shea


          (b) If to Castlewood (US):

              Castlewood (US) Inc.
              7901 4th Street North
              Suite 203
              St. Petersburg, FL 33702

              Attention:  Karl Wall

              with a copy to:

              Castlewood Holdings Limited
              P.O. Box HM 2267
              Windsor Place, 3rd Floor
              18 Queen Street
              Hamilton, HM JX
              Bermuda

              Attention:  Paul O'Shea


          (b) If to Executive:

              John J. Oros
              c/o J.C. Flowers & Co. LLC
              717 Fifth Avenue, 26th Floor
              New York, NY 10022

              Facsimile No.:  (201)444-6897


     6.7 ENTIRE AGREEMENT; MODIFICATION; ADVICE OF COUNSEL.

          (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior


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
agreements and understandings with respect thereto. No addendum, amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

          (b) Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement.

          (c) Company, Castlewood (US) and Executive recognize that certain amounts that may become payable under this Agreement are or may be subject to
Section 409A, that final guidance under Section 409A has not been issued but is anticipated in the near future, and that failure to comply with Section 409A may result in adverse tax consequences to Executive. Therefore, Company, Castlewood
(US) and Executive shall use their best efforts to amend this Agreement following the issuance of such final guidance to the extent necessary with respect to amounts that may become payable hereunder either to provide for the exemption of such amounts from the requirements of Section 409A or to comply with the requirements of Section 409A.

     6.8 GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of Delaware, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

     6.9 HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

     6.10 FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such additional actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     CASTLEWOOD HOLDINGS LIMITED



                                     By: /s/ Richard J. Harris
                                         ---------------------------------------
                                         Name: Richard J. Harris
                                         Title: Chief Financial Officer


                                     CASTLEWOOD (US) INC.



                                     By: /s/ Karl Wall
                                         ---------------------------------------
                                         Name: Karl Wall
                                         Title: President


                                     /s/ John J. Oros
                                     -------------------------------------------
                                                     John J. Oros



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
                                    EXHIBIT A

                              RESTRICTIVE COVENANTS


A. Noncompetition. During the Term and, if Executive fails to remain employed through the fifth anniversary of the Closing Date, for a period of eighteen
     (18) months after Executive's employment terminates (the "Restriction Period"), Executive shall not, without the prior written permission of the Board of Company, directly or indirectly engage in any Competitive Activity. The term "Competitive Activity" shall include (i) entering the employ of, or rendering services to, any person, firm or corporation engaged in the insurance and reinsurance run-off or any other business in which Company or any of its affiliates has been engaged at any time during the last twelve months of the Term and to which Executive has rendered services or about which Executive has acquired Confidential Information or by which Executive has been engaged at any time during the last twelve months of his period of employment hereunder and in each case in any jurisdiction in which Company or any of its affiliates has conducted substantial business (hereinafter defined as the "Business"); (ii) engaging in the Business for Executive's own account or (becoming interested in any such Business, directly or indirectly, as an individual, partner, shareholder, member, director, officer, principal, agent, employee, trustee, consultant, or in any other similar capacity; provided, however, nothing in this Paragraph A shall prohibit Executive from owning, solely as a passive investment, 5% or less of the total outstanding securities of a publicly-held company, or any interest held by Executive in a privately-held company as of the date of this Agreement; provided further that the provisions of this Paragraph A shall not apply in the event Executive's employment with Company is terminated without Cause or with Good Reason.

B. Confidentiality. Without the prior written consent of Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate regulatory authority, Executive shall not disclose and shall use his best endeavours to prevent the disclosure of any trade secrets, customer lists, market data, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans or financial records, or other financial, commercial, business or technical information relating to Company or any of its subsidiaries or affiliates or information designated as confidential or proprietary that Company or any of its subsidiaries or affiliates may receive belonging to clients or others who do business with Company or any of its subsidiaries or affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by Company or any of its subsidiaries or affiliates or is in the public domain (other than by reason of Executive's breach of this Paragraph B). In the event that Executive is required to

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
     disclose Confidential Information in a legal proceeding, Executive shall provide Company with notice of such request as soon as reasonably practicable, so that Company may timely seek an appropriate protective order or waive compliance with this Paragraph B, except if such notice would be unlawful or would place Executive in breach of an undertaking he is required to give by law or regulation.

C. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, without the prior written permission of the Board of Company, directly or indirectly induce any Senior Employee of Company or any of its affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, offer employment to or employ any Senior Employee unless such person shall have ceased to be employed by Company or any affiliate for a period of at least six (6) months. For the purpose of this Paragraph C, "Senior Employee" shall mean a person who, at any time during the last twelve months of Executive's period of employment hereunder:

          (i) is engaged or employed (other than in a clerical, secretarial or administrative capacity) as an employee, director or consultant of Company or its affiliates; and

          (ii) is or was engaged in a capacity in which he obtained Confidential Information; and

          (iii) had personal dealings with Executive.

D. Non-Disparagement. Executive shall not do or say anything adverse or harmful to, or otherwise disparaging of, Company or its subsidiaries and their respective goodwill. Company shall not, and shall use reasonable efforts to ensure that its officers, directors, employees and subsidiaries do not do or say anything adverse or harmful to, or otherwise disparaging of, Executive and his goodwill; provided that no action by either party in connection with the enforcement of its rights hereunder shall be construed as a violation of this Paragraph D.

E. Definition. In this Exhibit A, "directly or indirectly" (without prejudice to the generality of the expression) means whether as principal or agent (either alone or jointly or in partnership with any other person, firm or company) or as a shareholder, member or holder of loan capital in any other company or being concerned or interested in any other person, firm or company and whether as a director, partner, consultant, employee or otherwise.

F. Severability. Each of the provisions contained in this Exhibit A is and shall be construed as separate and severable and if one or more of such provisions is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason, the


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
     remaining provisions of this Exhibit A or part thereof, as appropriate, shall continue to be in full force and effect.


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